EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2005, except for the effects of the restatement of the 2004 financial statements described Note 2 to the financial statements included in the Company’s annual report of Form 10-K for the year ended December 31, 2005 (not separately presented herein), for which the date is April 27, 2006 relating to the financial statements, which appears in NovaMed, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

May 1, 2007